EXHIBIT 10.6
SUMMIT HOTEL PROPERTIES, INC.
Stock Award Agreement
(Performance-Based Shares)
This Stock Award Agreement (this “Agreement”), dated as of the ___ day of ______, 2016, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and ________ (the “Participant”), is made pursuant to the terms of the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective June 15, 2015 (the “Plan”).
All terms that are defined in the Plan and used herein shall have the same meaning given them in the Plan and the terms “Disability,” “Termination Without Cause” and “Voluntary Termination for Good Reason” shall have the meaning given them in the Employment Agreement between the Company and the Participant effective as of _________, 20__. In addition, certain capitalized terms used in this Agreement have the meanings specified in Section 15 of this Agreement.
1.Grant of Stock Award. Pursuant to the Plan, on _________, 2016 (the “Date of Grant”), the Company granted, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement, to the Participant a Stock Award for a total of ____________ shares of Common Stock (the “Target Shares”). As provided in Sections 2 and 3, the number of shares of Common Stock that the Participant may earn under this Stock Award will range from zero shares to twice the number of Target Shares. If the number of shares of Common Stock earned under this Stock Award exceeds the number of Target Shares, the shares earned in excess of the number of Target Shares (the “Additional Shares”) will be issued as soon as practical after the end of the Measurement Period, but no later than March 15 of the year following the end of the Measurement Period.
2.    Earning the Stock Award. Pursuant to the terms of the Plan and this Agreement, if a Change in Control does not occur on or before the third anniversary of the Date of Grant, the Participant will earn shares of Common Stock under this Stock Award as provided in this Section 2:
(a)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the third anniversary of the Date of Grant, the Participant will earn the number of shares of Common Stock determined by multiplying the number of Target Shares times the Applicable Percentage. The lesser of (i) the number of shares of Common Stock earned under the preceding sentence and (ii) a number of shares of Common Stock equal to the number of Target Shares shall be vested and nonforfeitable as of the last day of the Measurement Period. Any Additional Shares that are earned under this Stock Award shall be vested and nonforfeitable on the date the Additional Shares are issued to the Participant or the person or entity entitled to receive the shares under the laws of descent and distribution or the Participant’s will.
(b)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date that the Participant’s employment with the Company and its Affiliates ends before the third anniversary of the Date of Grant on account of Termination Without Cause or Voluntary Termination for Good Reason, the Participant will earn the number of shares of Common Stock determined in accordance with Section 2(a) multiplied by a fraction. The numerator of the fraction will be the number of days after the Date of Grant that the Participant was employed by the Company or an Affiliate and the denominator of which is the number of days in the period beginning on the Date of Grant and ending on the third anniversary of the Date of Grant. The lesser of (i) the number of shares of Common Stock earned under the preceding sentence and (ii) a number of shares of Common Stock equal to the number of Target Shares shall be vested and nonforfeitable as of the last day of the Measurement Period. Any Additional Shares of Common Stock that are earned under this Stock Award shall be vested and nonforfeitable on the date the Additional Shares are issued to the Participant.
(c)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date that the Participant’s employment with the Company and its Affiliates ends before the third anniversary of the Date of Grant on account of death or Disability, the Participant will earn the number of shares of Common Stock determined in accordance with Section 2(a). The lesser of (i) the number of shares of Common Stock earned under the preceding sentence and (ii) a number of shares of Common Stock equal to the number of Target Shares shall be vested and nonforfeitable as of the last day of the Measurement Period. Any Additional Shares of Common Stock that are earned under this Stock Award shall be vested and nonforfeitable on the date the Additional Shares are issued to the Participant or the person or entity entitled to receive the shares under the laws of descent and distribution or the Participant’s will.
3.    Change in Control. Pursuant to the terms of the Plan and this Agreement, if a Change in Control occurs before the third anniversary of the Date of Grant, the Participant will earn shares of Common Stock under this Stock Award as provided in this Section 3:
(a)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date, the Participant will earn the number of shares of Common Stock determined in accordance with the provisions of Section 2(a) (calculated as of the Control Change Date). Any Additional Shares that are earned in accordance with the preceding sentence and Section 2(a) shall be issued as of the Control Change Date.
(b)    The number of shares of Common Stock earned under Section 3(a) (including any Additional Shares), shall be vested and nonforfeitable on the third anniversary of the Date of Grant if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until such date. Notwithstanding the preceding sentence, the number of shares of Common Stock earned under Section 3(a) (including any Additional Shares) shall be vested and nonforfeitable on the Control Change Date if the surviving or successor entity in the Change in Control does not assume the Stock Award or replace the Stock Award with a comparable grant covering common stock of the surviving or successor entity. Notwithstanding the two preceding sentences, the number of shares of Common Stock earned under Section 3(a) (including any Additional Shares) shall be vested and nonforfeitable on the date that the Participant’s employment with the Company and its Affiliates ends if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date such employment ends, after the Control Change Date, on account of the Participant’s death, Disability, Termination Without Cause or Voluntary Termination for Good Reason.
4.    Forfeiture. Shares of Common Stock that are not earned as of the last day of the Measurement Period shall be forfeited. Except as specifically provided in Sections 2 and 3, shares of Common Stock that are not earned and vested and nonforfeitable on or before the date that the Participant’s employment with the Company and its Affiliates ends shall be forfeited on the date the Participant’s employment with the Company and its Affiliates ends.
5.    Committee Certification. No shares of Common Stock subject to this Stock Award will be earned except to the extent that the Committee certifies, in writing, the number of shares of Common Stock (including any Additional Shares) that are earned under Section 2 or Section 3.
6.    Dividends.     Dividends payable on the shares of Common Stock subject to this Stock Award, i.e., the number of shares equal to the Target Shares, shall be accumulated and paid only to the extent that such shares are earned under Section 2 or Section 3. If the Participant becomes entitled to receive any Additional Shares, then the Participant also shall be entitled to receive a payment equal to the dividends that would have been paid on the Additional Shares during the Measurement Period. Any dividends or dividend equivalents payable under this Section 6 shall be paid as soon as practicable after the end of the Measurement Period, but no later than March 15 of the year following the end of the Measurement Period.
7.    Transferability. Shares of Common Stock covered by the Stock Award that have not become vested and non-forfeitable as provided in Section 2 or Section 3 of this Agreement cannot be transferred. Shares of Common Stock covered by the Stock Award and any Additional Shares may be transferred, subject to the requirements of applicable securities laws, after such shares have become vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement.

8.    Stockholder Rights. On and after the Date of Grant and prior to forfeiture of any shares of Common Stock covered by the Stock Award, the Participant shall have the right to vote the shares. Prior to the date the shares of Common Stock covered by the Stock Award become vested and non-transferable in accordance with Section 2 or Section 3 of this Agreement, any dividends or distributions on the nonvested shares (other than dividends or distributions paid in the form of additional shares of Common Stock) shall be paid in accordance with Section 6. Notwithstanding the preceding sentences, the Company shall retain custody of any certificates evidencing the shares of Common Stock covered by the Stock Award and any shares of Common Stock distributed as a dividend on the shares of Common Stock covered by the Stock Award until the date such shares have become vested and non-forfeitable, and the Participant hereby appoints the Company’s President and the Company’s Secretary as the Participant’s attorneys-in-fact, with full power of substitution, with the power to transfer to the Company and cancel any shares of Common Stock covered by the Stock Award that are forfeited in accordance with Section 2 of this Agreement.
9.    No Right to Continued Employment. This Agreement and the grant of the Stock Award do not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the Stock Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.
10.    Change in Capital Structure. In accordance with the terms of the Plan, the terms of the Stock Award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
11.    Governing Law. This Agreement shall be governed by the laws of the State of Texas (other than any choice-of-law provisions that would require the application of the laws of a State other than the State of Texas).
12.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
13.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.
14.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.
15.    Definitions. For purposes of this Agreement, the following terms have the following definitions:
(a)    “Applicable Percentage” means the percentage determined in accordance with the following sentences, based on the Company’s Percentile Ranking for the Measurement Period. If the Company’s Percentile Ranking is below 30%, then the Applicable Percentage shall be zero percent; unless the Company’s TSR for the Measurement Period averages 8.5% per annum in which case the Applicable Percentage will be 25%. If the Company’s Percentile Ranking is 30%, then the Applicable Percentage is 25%. If the Company’s Percentile Ranking is 55%, then the Applicable Percentage is 100%. If the Company’s Percentile Ranking is 80% or more, then the Applicable Percentage is 200%. If the Company’s Percentile Ranking is at least 30% but less than 55% or at least 55% but less than 80%, the Applicable Percentage shall be determined using linear interpolation.
(b)    “Closing Stock Price” means the volume weighted average closing price of the Common Stock and the common stock of each Index company for the last ten trading days of the Measurement Period.
(c)    “Index” means the SNL U.S. Lodging REIT Index prepared by SNL Financial LC, or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the

Committee in good faith. A Company shall be an “Index company” only if the company’s market capitalization on the first day of the Measurement Period is at least $100 million. A company shall not be an “Index company” if, during the Measurement Period, it makes a public disclosure of its intent or agreement to enter into a merger or sale with another company. A company shall be an “Index company” only if it is listed on the Index for the entire Measurement Period; provided, however, that a company that would be an Index company that becomes subject to a proceeding as a debtor under the U.S. Bankruptcy Code during the Measurement Period shall be an “Index company” and its TSR for the Measurement Period shall be negative one hundred percent (-100%).
(d)    “Initial Stock Price” means the volume weighted average closing price of the Common Stock and the common stock of each Index company for the last ten trading days before the first day of the Measurement Period.
(e)    “Measurement Period” means the period beginning on the Date of Grant and ending on the earlier of the third anniversary of the Date of Grant or a Control Change Date.
(f)    “Percentile Ranking” means the relative ranking of the Company based on the Company’s TSR for the Measurement Period compared to the TSR of each Index company for the same Measurement Period.
(g)    “TSR” means, for the Measurement Period, the total percentage return per share of, as applicable, the Common Stock and the common stock of each Index company, based on the Initial Stock Price and the Closing Stock Price and assuming contemporaneous reinvestment in, as applicable, Common Stock and the common stock of each Index company, of all dividends and other distributions at the closing price of one share of Common Stock or common stock of the Index company, as applicable, on the date such dividend or other distribution is paid.
16.    Recoupment. The Participant acknowledges and agrees that the Participant’s rights in the Common Stock covered by this Stock Award and any dividends or other distributions paid or payable with respect to that Common Stock is subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy as in effect on the date that the Participant’s interest in the Common Stock covered by the Stock Award becomes vested and non-forfeitable.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

SUMMIT HOTEL PROPERTIES, INC.

By:
Name:
Title:

PARTICIPANT